Sophiris Bio Reports First Quarter Financial Results

San Diego and Vancouver, British Columbia, May 13, 2014 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of benign prostatic hyperplasia (BPH) or enlarged prostate, today announced financial results and recent key operational highlights for the three months ended March 31, 2014.

“During the first quarter we continued the enrollment in our first Phase 3 clinical study of PRX302 as a treatment for the symptoms of BPH,” stated Randall Woods, president and CEO of Sophiris Bio. “We are on track with completing enrollment of patients in the Phase 3 trial during the second half of 2014.”

Financial Results

At March 31, 2014, Sophiris had cash, cash equivalents and securities available-for-sale of $40.3 million and working capital of $33.4 million. Sophiris expects that its current cash, cash equivalents and securities available-for-sale as of March 31, 2014 will be sufficient to fund its operations for at least the next 12 months.

The Company reported a net loss of $8.5 million ($0.52 per share) for the three months ended March 31, 2014 compared to a net loss of $117,000 ($0.04 per share) for the three months ended March 31, 2013.

License Revenue

The Company recognized no license revenue during the three months ended March 31, 2014. During the three months ended March 31, 2013, the Company recorded as revenue a $5.0 million non-refundable milestone payment from Kissei upon the achievement of certain development activities, as such milestone had been achieved during the three months ended March 31, 2013.

Research and development expenses

Research and development expenses were $6.8 million for the three months ended March 31, 2014 compared to $2.9 million for the three months ended March 31, 2013. The increase in research and development costs was attributable to an increase in the costs associated with the Company’s first Phase 3 clinical trial and an increase in manufacturing activities for PRX302.

General and administrative expenses

General and administrative expenses were $1.4 million for the three months ended March 31, 2014 compared to $1.2 million for the three months ended March 31, 2013. The increase is primarily due to the increase in stock-based compensation expense from the three months ended March 31, 2013 to the three months ended March 31, 2014.

Interest expense

Interest expense was $0.2 million for the three months ended March 31, 2014 compared to $0.4 million in the same period in 2013. This decrease was due to a reduction in interest expense related to the Company’s promissory notes with Oxford Finance.

Interest income

Interest income of $17,000 was recorded for the three months ended March 31, 2014 as a result of interest earned on cash equivalents and available-for-sale securities.

Income Tax Expense

No income tax expense was recognized during the three months ended March 31, 2014. The $5.0 million milestone payment that the Company recorded from Kissei during the three months ended March 31, 2013 was subject to a 10% Japanese withholding tax. As a result, the Company recorded income tax expense of $0.5 million for the three months ended March 31, 2013.

For complete financial results, please see the Company’s website at www.sophiris.com.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of BPH, which it believes is an unsatisfied market with significant market potential. Sophiris’ lead candidate for BPH, PRX302, is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Sophiris initiated its first Phase 3 clinical trial of PRX302 in October 2013. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quote of our President and CEO and any expectations relating to our Phase 3 trial of PRX302 or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial enrollment and results, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover
Chief Financial Officer
(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark Canale Communications Corporate Communications and IR (619) 849-6005 jason@canalecomm.com	Michael Moore Equicom Group Investor Relations 858-886-7813 mmoore@tmxequicom.com

Source: Sophiris Bio Inc.

Sophiris Bio Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$18,632	$14,839
Securities available-for-sale	21,644	33,310
Other receivables	53	48
Prepaid expenses	3,882	3,598

Total current assets	44,211	51,795
Property and equipment, net	55	78
Other long-term assets	19	19

Total assets	$44,285	$51,892

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$4,422	$1,470
Accrued expenses	1,093	2,181
Current portion of promissory notes	5,284	6,877

Total current liabilities	10,799	10,528
Warrant liability	20	883
Stock-based compensation liability	181	202

Total liabilities	11,000	11,613
Commitments and contingencies
Shareholders’ equity:
Common shares, unlimited authorized shares, no	111,204	111,204
par value; 16,149,871 shares issued and outstanding at March 31, 2014 and December 31, 2013
Contributed surplus	15,286	13,824
Accumulated other comprehensive gain	101	98
Deficit accumulated during development stage	(93,306)	(84,847)

Total shareholders’ equity	33,285	40,279

Total liabilities and shareholders’ equity	$44,285	$51,892

Sophiris Bio Inc.
(A Development Stage Company)
Condensed Consolidated Statement of Operations and Comprehensive Loss
(In thousands, expect share and per share amounts)
(Unaudited)

					Cumulative period
					from January 11,
	Three Months Ended				2002 (date of
	March 31,				inception) to
	2014		2013		March 31, 2014
Revenues:
License revenue		$—		$5,000	$8,000
Operating expenses:
Research and development		6,830		2,871	66,754
General and administrative		1,451		1,246	30,440

Total operating expenses		8,281		4,117	97,194

Other income (expense):
Interest expense		(208)		(399)	(4,491)
Interest income		17		—	1,078
Gain on revaluation of warrant liability		29		—	719
Other income (expense), net		(17)		(101)	(603)

Total other income (expense)		(179)		(500)	(3,297)

Net income (loss) before income taxes		(8,460)		383	(92,491)
Income tax expense		—		(500)	(815)

Net loss		$(8,460)		$(117)	$(93,306)

	$		$
Basic and diluted loss per share		(0.52)		(0.04)

Weighted average number of outstanding shares – basic and diluted		16,150		3,150

Other comprehensive income (loss):
Foreign currency translation adjustment		—		108	99
Unrealized gain on securities available-for sale		3		—	2

Total other comprehensive loss		$(8,457)		$(9)	$(93,205)

Source: Sophiris Bio Inc.